                                                               Exhibit 99.(c)(2)

                                                                       EXHIBIT A

                              INDUCEMENT AGREEMENT

         This Inducement Agreement (the "Agreement"), dated as of January 19, 1999, by and among United Information Acquisition Corp., a Delaware corporation ("Acquisition"), and the stockholders listed on the signature page hereof (each such stockholder being referred to herein as a "Stockholder" and, collectively with each other Stockholder, the "Stockholders").

                               W I T N E S S E T H

         WHEREAS, each Stockholder is the sole record and beneficial owner of, and has the sole right to vote with respect to, the number of shares of common stock, par value $.01 per share ("Shares") of Audits & Surveys Worldwide, Inc., a Delaware corporation ("Audits") set forth opposite the name of such Stockholder on Schedule A hereto;

         WHEREAS, in reliance upon the execution and delivery of this Agreement, United News & Media Group Limited, an English limited company and affiliate of Acquisition ("Group Ltd."), and Acquisition will enter into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), with Audits pursuant to which, among other things, Acquisition will commence a tender offer (as modified from time to time as permitted by the Merger Agreement, the "Offer") for all of the outstanding Shares at a price of $3.24 per share, and Acquisition will be merged with and into Audits (the "Merger"), on the terms and subject to the conditions contained in the Merger Agreement; and

         WHEREAS, in order to induce Acquisition and Group Ltd. to enter into the Merger Agreement and to incur the obligations set forth therein, the Stockholders are entering into this Agreement pursuant to which each Stockholder is (i) agreeing to tender such Stockholder's Option Shares in accordance with the terms of the Offer, (ii) granting an irrevocable proxy to Acquisition to vote in favor of the Merger and to make certain agreements with respect to such Stockholders' Shares, and (iii) granting an option to Acquisition to purchase such Stockholder's Option Shares, all upon the terms and conditions set forth herein.

         NOW THEREFORE, for and in consideration of the foregoing and the mutual promises contained herein, and upon and subject to the terms and conditions set forth below, the parties hereto agree as follows:

         SECTION 1. GRANT OF IRREVOCABLE PROXY. Each Stockholder hereby irrevocably appoints and constitutes Acquisition or any designee of Acquisition, with full power of substitution, the lawful agent, attorney and proxy of the Stockholder (each an "Irrevocable Proxy") during the term of this Agreement to vote in its sole discretion the number of Shares specified in Schedule A hereto (such Shares, together with any Shares which such Shareholder acquires after the date hereof, being the "Option Shares") in the following manner for the following purposes: (i) to call one or more meetings of the stockholders of Audits in accordance with the By-Laws of Audits and applicable law for the purpose of considering the transactions contemplated by the Merger Agreement such that the stockholders shall have the full opportunity to approve the Merger Agreement and any and all amendments, modifications and waivers thereof and the transactions contemplated thereby; (ii) in favor of the Merger Agreement or any of the transactions contemplated by the Merger Agreement at any stockholders' meetings of Audits held to consider the Merger Agreement (whether annual or special and whether or not an adjourned meeting); (iii) against any other proposal for any recapitalization, merger, sale of assets or other business combination between Audits and any other person or entity other than Acquisition or the taking of any action which would result in any of the conditions to Acquisition's obligations under the Merger Agreement not being fulfilled; and (iv) as otherwise necessary or appropriate to enable Acquisition to consummate the transactions contemplated by the Merger Agreement and, in connection with such purposes, to otherwise act with respect to the Shares which the Stockholder is entitled to vote. THIS IRREVOCABLE PROXY HAS BEEN GIVEN IN CONSIDERATION OF THE UNDERTAKINGS OF ACQUISITION AND Group Ltd. IN THE MERGER AGREEMENT AND SHALL BE IRREVOCABLE AND COUPLED WITH AN INTEREST UNTIL THE IRREVOCABLE PROXY TERMINATION DATE AS DEFINED IN SECTION 2 HEREOF. This Agreement shall revoke all other proxies granted by the Stockholders with respect to their Option Shares.

         SECTION 2. IRREVOCABLE PROXY TERMINATION DATE. This Irrevocable Proxy shall expire on the earlier to occur of the closing of the Offer or the termination of the Merger Agreement pursuant to its terms (in either case, the "Merger Termination Date").

         SECTION 3. GRANT OF OPTION. Subject to the conditions herein set forth, each Stockholder hereby grants to Acquisition an irrevocable option (the "Option") to purchase such Stockholder's Option Shares at $3.24 per share (subject to adjustment as provided in Section 5 below), expiring on the earlier to occur of the closing of the Offer or the termination of the Merger Agreement pursuant to its terms (the "Expiration Date").

         SECTION 4. EXERCISE AND CLOSING OF OPTION. Acquisition may exercise the Option by delivery of written notice of exercise to each Stockholder, binding Acquisition to purchase such Stockholders' Option Shares on terms set forth herein, signed by an officer of Acquisition, to such Stockholder at the executive offices of Audits in New York, New York, prior to the Expiration Date. The closing of the purchase and sale of the Option Shares shall occur at the offices of Carter, Ledyard & Milburn in New York, New York, at 10 a.m. on the second business day following the delivery of the notice of exercise of the Option. At such Closing, each Stockholder shall deliver certificates representing such Stockholder's Option Shares endorsed for transfer to Acquisition, subject to any applicable restrictions as to transferability under the Securities Act of 1933, against delivery to such Stockholder of a certified check or wire transfer of the purchase price therefor, payable in funds good on the date of such delivery. Notwithstanding anything to the contrary contained in this Agreement, Acquisition may exercise the Option only in the event of a Superior

Proposal (as said term is defined in the Merger Agreement) or of a willful and intentional breach of the Merger Agreement by Audits.

         In the event that Acquisition exercises the Option and the closing of the purchase and sale of the Option Shares occurs pursuant to this Section 4, Acquisition and Group Ltd. agree (a) not to terminate the Offer and (b) to consummate the purchase of all Shares tendered (and not withdrawn) pursuant to the Offer whether or not all of the conditions contained in Annex 1 to the Merger Agreement have been satisfied.

         SECTION 5. ADJUSTMENT TO PURCHASE PRICE. In the event Acquisition (or any affiliate of Acquisition) shall at any time prior to the Expiration Date of the Option (whether or not the Option shall have been exercised prior thereto) purchase or offer to purchase any Shares at a price or prices higher than $3.24 per share, then (i) if any Option has not been exercised prior to such purchase or purchases or offer or offers, the price at which such Options may thereafter be exercised shall automatically be increased to the highest such price, or,
(ii) if any Option has been exercised prior to any such purchase or purchases, Acquisition shall pay to each Stockholder with respect to which the Option was exercised, promptly after the Expiration Date, an additional sum equal to the difference between the price at which it exercised the Option and the price it would have been required to pay to exercise the Option if it had exercised the Option immediately prior to the Expiration Date.

         SECTION 6. AGREEMENT TO TENDER. Each Stockholder hereby agrees that, if Acquisition commences the Offer, such Stockholder will tender, or cause to be tendered, such Stockholder's Option Shares to Acquisition as soon as practicable (and in any event within five business days) after the commencement of the Offer in accordance with the terms and conditions of the Offer. Each Stockholder further agrees that he will not withdraw such tendered Option Shares unless the Offer is terminated by Acquisition.

         SECTION 7. COVENANTS OF THE STOCKHOLDERS. Each Stockholder covenants and agrees for the benefit of Acquisition that, until the Merger Termination Date, he/she will not:

                  (a) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of his Shares or any interest therein;

                  (b) other than as expressly contemplated by this Agreement, grant any powers of attorney or proxies or consents in respect of any of such Stockholder's Option Shares, deposit any of such Shares into a voting trust, enter into a voting agreement with respect to any of such Shares or otherwise restrict or take any action adversely affecting the ability of such Stockholder freely to exercise all voting rights with respect thereto; or

                  (c) directly or indirectly through his or her agents and representatives, initiate, solicit or encourage, any inquiries or the making or implementation of any alternative proposal (an

"Alternative Proposal") to acquire the Shares or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implementation Alternative Proposal; and such Stockholder shall (i) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform his or her agents and representatives of the obligations undertaken in this Section 7(c), and (ii) notify Acquisition immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, him or her. Notwithstanding anything to the contrary contained in Section 7, each Stockholder may take any action permitted by the provisions of Section 6.1(d) of the Merger Agreement without being in breach of this Section 7.

                  In addition, each Stockholder agrees to (i) deliver one or more certificates evidencing all of such Stockholder's Option Shares (together with any replacement certificates or certificates reflecting additional Shares hereafter acquired by such Stockholder, but less such certificates, representing in the aggregate not more than 18,000 Option Shares as of the date hereof, as the Stockholders are not able to locate after diligent search thereof, the "Share Certificates") to American Stock Transfer and Trust Company, transfer agent for the Shares, for placement of an appropriate legend reflecting this Agreement and (ii) keep the Share Certificates at all times prior to the Expiration Date in the safekeeping of the Depositary of the Offer; provided that the Depositary has delivered to the Stockholder an agreement in form acceptable to the Stockholder and Acquisition to notify the Stockholder and Acquisition five business days prior to the date such Share Certificates are to be removed from Depositary's safekeeping.

         SECTION 8. COVENANTS OF ACQUISITION. Acquisition covenants and agrees for the benefit of the Stockholders that (a) immediately upon execution of this Agreement, Acquisition shall enter into the Merger Agreement, and (b) until the Merger Termination Date, it shall use all reasonable efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, consistent with the terms and conditions of each such agreement; provided, however, that nothing in this Section 8 or any other provision of this Agreement is intended, nor shall it be construed, to limit or in any way restrict Acquisition's right or ability to exercise any of its rights under the Merger Agreement.

         SECTION 9. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS. Each Stockholder represents and warrants to Acquisition that:

                  (a) the execution, delivery and performance by such Stockholder of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which such Stockholder is bound;

                  (b) such Stockholder has full right, power and authority to enter into and execute this Agreement and to perform his obligations hereunder;

                  (c) this Agreement has been duly executed and delivered by such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder enforceable against him in accordance with its terms;

                  (d) such Stockholder is the sole record and beneficial owner of, and has the sole right to vote with respect to, the number of Shares set forth opposite such Stockholder's name on Schedule A hereto, and such Shares represent all Shares of or with respect to which such Stockholder is the sole owner or has the right to vote at the date hereof;

                  (e) except for the Shares listed on Schedule A hereto, such Stockholder does not have any right to acquire, nor is he or she the "beneficial owner" (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, any other shares of any class of capital stock of Audits or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of Audits (other than shares subject to options or other rights granted by Audits as set forth on Schedule B hereto);

                  (f) such Stockholder's Option Shares are duly authorized, validly issued, fully paid and non-assessable, and such Stockholder owns its Shares free and clear of all liens, claims, pledges, charges, proxies, restrictions, encumbrances, proxies and voting agreements of any nature whatsoever (each, an "Encumbrance") other than as provided by this Agreement, and good and valid title to its Shares, free and clear of any Encumbrance, will pass to Acquisition upon closing of the Offer or exercise of the Option granted pursuant to Section 3 hereof; and

                  (g) The Board of Directors of Audits has approved the granting of the Option to Acquisition.

         The representations and warranties contained herein shall be made as of the date hereof and as of the Closing.

         SECTION 10. REPRESENTATIONS AND WARRANTIES OF ACQUISITION. Acquisition represents and warrants to the Stockholders that:

                  (a) It has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement;

                  (b) The execution, delivery and performance of this Agreement by it and all transactions contemplated hereby have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes the legal, valid and binding contract of Acquisition enforceable against it in accordance with its terms; and

                  (c) Acquisition will not acquire the Option Shares with a view to the distribution thereof as that term is used in the Securities Act of 1933.

         The representations and warranties contained herein shall be made as of the date hereof and as of the Closing.

         SECTION 11. ADJUSTMENTS; ADDITIONAL SHARES. In the event of any stock dividend, stock split, merger (other than the Merger), recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Audits on, of or affecting the Option Shares, then the terms of this Agreement shall apply to the shares of capital stock or other instruments or documents that such Stockholder owns or has the right to vote, in respect of the Option Shares of such Stockholder, immediately following the effectiveness of the such event as though they were Option Shares hereunder.

         SECTION 12. SPECIFIC PERFORMANCE. The parties hereto agree that the Shares are unique and that money damages are an inadequate remedy for breach of this Agreement because of the difficulty of ascertaining the amount of damage that will be suffered by Acquisition in the event that this Agreement is breached. Therefore, each of the Stockholders agrees that in addition to and not in lieu of any other remedies available in Acquisition at law or in equity, Acquisition may obtain specific performance of this Agreement.

         SECTION 13. ASSIGNMENT. Acquisition's rights and obligations under this Agreement may not be assigned without the consent of each affected Stockholder, except that Acquisition may assign the same to any direct or indirect wholly-owned subsidiary of United News & Media PLC upon delivery of written notice of such assignment to such affected Stockholder(s). No such assignment shall release Acquisition from its obligations under this Agreement.

         SECTION 14. AMENDMENTS. No amendment or waiver of any provision of this Agreement or consent to departure therefrom shall not be effective unless in writing and signed by Acquisition and all affected Stockholders, in the case of an amendment, or by the party which is the beneficiary of any such provision, in the case of a waiver or a consent to depart therefrom.

         SECTION 15. NOTICES. Any notices or other communications hereunder shall be in writing and shall be deemed to have bee duly given (and shall be deemed to have been duly received if so given) if personally delivered or sent by telecopier or by registered or certified mail, postage paid, addressed to the respective parties as follows:

                  If to Acquisition:

                           United Information Group Limited
                           Ludgate House
                           245 Blackfriars Road
                           London SE1 9UY

                           England
                           Attention: Mr. Jim Rose
                           Telecopier No.: 011-44-171-579-4485

                  with a copy to:

                           United Information Group, Inc.
                           2 World Trade Center, Suite 5550
                           New York, New York 10048
                           Attention: Anne W. Gurnsey, Esq.
                           Telecopier No.:212-306-0882

                  and a copy to:

                           Carter, Ledyard & Milburn
                           2 Wall Street
                           New York, New York  10005
                           Attention:  James E. Abbott, Esq.
                           Telecopier No.: 212-732-3232

                  If to a Stockholder:

                           To the address listed on the signature page hereof

                  with a copy to:

                           Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                           New York, NY 10036
                           Attention:  Michael J. Shef, Esq.
                           Fax: 212-704-6288

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

         SECTION 16. MISCELLANEOUS. All references herein to time shall mean New York, New York time. All amounts payable hereunder are in United States Dollars.

         SECTION 17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York, without regard to the conflict of laws principles thereof.

         SECTION 18. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives, executors, heirs and permitted assigns.

         SECTION 19. HEADINGS. The Section headings herein are for convenience of reference only and shall not affect the construction hereof.

         SECTION 20. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, Acquisition and each of the Stockholders have duly executed this Agreement as of the date and year first above written.

                                   UNITED INFORMATION ACQUISITION CORP.



                                   By: /s/ Richard M. Block
                                      ---------------------------------
                                   Name: Richard M. Block
                                   Title: President


                                           /s/ Solomon Dutka
                                   ------------------------------------
                                   Solomon Dutka
                                   Address:     2600 Netherland Avenue
                                                Riverdale, New York 10463


                                           /s/ Carl Ravitch
                                   ------------------------------------
                                   Carl Ravitch
                                   Address:     2602 Woodsview Drive
                                                Bensalem, Pennsylvania 19020

                                                                      SCHEDULE A


                               STOCKHOLDER SHARES


NAME OF STOCKHOLDER                                                   NUMBER OF OPTION
                                                                           SHARES
Solomon Dutka                                                            4,860,905
Carl Ravitch                                                             1,528,713

                                                                      SCHEDULE B


                    SHARES SUBJECT TO OPTIONS OR OTHER RIGHTS


NAME OF STOCKHOLDER                                                                NUMBER OF SHARES
Solomon Dutka                                                                           50,000
Carl Ravitch                                                                            20,000

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